                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              SMART & FINAL INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                        [LOGO OF SMART & FINAL(R) INC.]

                              SMART & FINAL INC.
                               600 Citadel Drive
                          Commerce, California 90040

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 17, 2000

TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders of Smart & Final Inc. (the "Company") will be held at the Company's corporate headquarters, 600 Citadel Drive, Commerce, California 90040, on Wednesday, May 17, 2000, at 10:00 a.m., local time, for the following purposes:

    1. To elect three (3) directors of the Company to serve until the 2003 annual meeting and their successors have been elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors for the Company for the fiscal year ending December 31, 2000; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has determined that only holders of the Company's Common Stock of record at the close of business on March 31, 2000, will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

  WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE ANNUAL MEETING.

                                          DONALD G. ALVARADO
                                          Secretary

Commerce, California
April 10, 2000

                              SMART & FINAL INC.

                               600 Citadel Drive
                          Commerce, California 90040

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smart & Final Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters, 600 Citadel Drive, Commerce, California 90040, on Wednesday, May 17, 2000, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice. The approximate date of mailing of this Proxy Statement and the accompanying proxy is April 10, 2000.

Proxy Information

  A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted (i) to elect the nominees for director named in this Proxy Statement and (ii) to ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on the election of directors and certain other matters when they have not received instructions from beneficial owners, but lack such authority on other matters. For all the proposals presented below, such brokers have authority to vote on the election of directors and ratification of the selection of auditors.

Record Date and Voting

  As of March 31, 2000, the record date fixed by the Board of Directors, the outstanding voting securities of the Company consisted of 29,186,995 shares of Common Stock, par value $.01 per share. Each stockholder of record at the close of business on March 31, 2000 is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. A majority of the shares entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

  In the election of directors described below, votes may be cast in favor or withheld. The three director nominees who receive the greatest number of votes cast in the election will be elected. Shares marked withheld or otherwise not voted in the election have no impact on the election. On other matters for which abstentions may be marked, abstention votes (but not broker non-votes) are counted in determining the total number of votes cast and thus have the effect of a vote against the proposal.

                             ELECTION OF DIRECTORS

Nominees

  Three directors of the Company's Board of Directors are to be elected at the Annual Meeting to hold office until the annual meeting held in 2003 and until their successors are elected and qualified. The Board of Directors is currently divided into three classes serving staggered terms normally of three years each. The term of office of one class of directors expires each year, and at each annual meeting the successors to the directors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and qualified. Three directors whose terms expire this year, Messrs. Couvreux, Gold and Guichard have been nominated for re-election to a term expiring in 2003. In the election of directors, unless properly instructed otherwise, the proxy holders intend to vote for the election of the nominees named below. It is not anticipated that any of the nominees will decline or be unable to serve as a director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the present Board of Directors.

  For purposes of reference below, Casino Guichard-Perrachon, S.A. ("Casino France"), a publicly traded French joint stock limited liability company, is the principal shareholder of Casino USA, Inc. ("Casino USA"). Casino USA acquired the Company's then parent company in 1984. Casino France and its subsidiaries (collectively "Groupe Casino") are currently engaged in retail grocery, restaurant, food production and other businesses in parts of Europe, South America and Asia and, through the Company, the United States. Groupe Casino currently owns approximately 59.3% of the Company's Common Stock. (see "Security Ownership of Certain Beneficial Owners and Management" below).

  The following table sets forth certain information concerning each person nominated for election as a director of the Company:

                                                           Director  Year Term
   Name                                                Age  Since   Would Expire
   ----                                                --- -------- ------------
   Christian P. Couvreux..............................  49   1997       2003
   James S. Gold......................................  48   1994       2003
   Antoine Guichard...................................  73   1986       2003

  Christian P. Couvreux. Mr. Couvreux has been a director of the Company since September 1997 and currently serves on the Company's Governance Committee. Since May 1997, he has been Chairman of the Executive Board and Chief Executive Officer of Casino France and is a director of Casino USA. Mr. Couvreux was previously Deputy General Manager of Casino France where he was responsible for purchasing, logistics and marketing. Mr. Couvreux has been associated with Groupe Casino since 1990 when Casino France purchased La Ruche Meridionale, a French international trading company of which Mr. Couvreux held several positions including Chief Executive Officer.

  James S. Gold. Mr. Gold has been a director of the Company since April 1994. Mr. Gold was a General Partner of Lazard Freres & Co. (investment banking) from 1985 until May 1995, when he became a Managing Director. Mr. Gold has been associated with Lazard Freres & Co., LLC, since 1977. He is also a director of the Hain Food Group.

  Antoine Guichard. Mr. Guichard has been a director of the Company since 1986 and currently serves on the Company's Governance Committee. Mr. Guichard is the Secretary and a director of Casino USA. Since 1966 he has been a gerant (managing partner) of Groupe Casino. He served as Chairman of the Executive Committee of the Company from 1990 until 1998. He is now Chairman of Casino France, Conseil de Surveillance (Board of Supervisors).

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE TO SERVE FOR THE TERM ELECTED.

Directors Continuing in Office

  The following table sets forth certain information concerning the directors of the Company continuing in office:

                                                            Director  Year Term
   Name                                                 Age  Since   Will Expire
   ----                                                 --- -------- -----------
   Pierre B. Bouchut...................................  44   1994      2001
   Timm F. Crull.......................................  69   1994      2002
   David J. McLaughlin.................................  64   1990      2001
   Joel-Andre Ornstein.................................  45   1999      2002
   Thomas G. Plaskett..................................  56   1994      2001
   Ross E. Roeder......................................  62   1984      2002
   Etienne Snollaerts..................................  44   1998      2001

  Pierre B. Bouchut. Mr. Bouchut has been a director of the Company since December 1994 and has been a member of the Board of Directors of Casino France since September 1996. He currently serves as General Manager for Casino France. From 1990 to 1997 he was Director of Finance for Casino France. Mr. Bouchut was an associate at McKinsey & Company Inc. (management consulting) from 1988 to 1990.

  Timm F. Crull. Mr. Crull has been a director of the Company since December 1994. He currently serves on the Company's Audit Committee and is Chairman of the Compensation Committee. Mr. Crull was Chairman of the Board and Chief Executive Officer of Nestle USA, Inc. (food and related products) from 1991 until his retirement in 1994. He held the position of Chairman of the Board and President of Carnation Company (food and related products) from 1985 to 1990. Mr. Crull has been a director of BankAmerica Corporation (banking) since 1984, a director of Hallmark Cards, Inc. (greeting cards) since 1984 and is a member of the Compensation and Audit Committees of Hallmark Cards, Inc.

  David J. McLaughlin. Mr. McLaughlin has been a director of the Company since 1990 and currently serves on the Audit and Compensation Committees. He has been a director of Scientific Atlanta, Inc. (communications and instrumentation products) since 1987 and Troy Biosciences Incorporated since 1994. He is now Vice Chairman of Troy Biosciences Incorporated where he served as President and Chief Executive Officer from 1996 to 1999. He is also President and Chief Executive Officer of Pentacle Press LLC (publishing and research) from January 2000 to date.

  Joel-Andre Ornstein. Mr. Ornstein became a director of the Company for the first time in May 1999. Since 1989, Mr. Ornstein has been Senior Adviser to the Chairman and Chief Executive Officer and a director of Euris, S.A. ("Euris"), a Paris-based investment holding company controlled by Mr. Jean-Charles Naouri, a French citizen whose principal business is making corporate investments and who owns a controlling interest in Casino France, the Company's majority shareholder. Mr. Ornstein is also Chairman of Euristates, Inc., the U.S. based subsidiary of Euris. He is a director of Euristates, Inc., The Athlete's Foot Inc., and Ztango.com, Inc.

  Thomas G. Plaskett. Mr. Plaskett has been a director of the Company since April 1994, currently serves as Chairman of the Audit Committee and is a member of the Compensation and Governance Committees. Mr. Plaskett served as Chairman of the Board of Greyhound Lines, Inc. (transportation) from February 1995 to March 1999 and has been the Managing Director of Fox Run Capital Associates (private financial advisory and venture capital services) since November 1991. He is Chairman, President and Chief Executive Officer of Probex Corporation, an energy technology company in Carrollton, Texas and the Vice Chairman and Executive Vice President of Legend Airlines, a privately-held airline based in Dallas, Texas. Mr. Plaskett was a director of Neostar Retail Group, Inc. (formerly, Babbage's, Inc.) (personal computer software), and in September 1996 was elected Chairman of Neostar, which on September 16, 1996 filed a petition for insolvency under Federal bankruptcy laws. From 1988 to September 1991, he was Chairman and Chief Executive Officer of Pan Am Corporation (commercial airline). Mr. Plaskett has been a director of Tandy Corporation (retail electronics) since 1986. He is a member of the Audit committee of Tandy Corporation.

  Ross E. Roeder. Mr. Roeder has been a director of the Company since 1984, and succeeded Robert J. Emmons as Chairman, President and Chief Executive Officer effective January 4, 1999. Until his appointment as Chairman and CEO he also served as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Roeder became chairman of the Governance Committee in early 1999 and is a member of the Board of Directors of the Company's foodservice subsidiaries, Smart & Final Foodservice Distributors (formerly operating under the name Port Stockton Food Distributors, Inc.) and Henry Lee Company. Until 1998 Mr. Roeder was Chairman of Morgan-Kaufman Publishers, Inc. (publishers of computer science text and reference books), where he was also a director from 1986 to 1998. Mr. Roeder also serves on the Board of Directors of Chico's FAS, Inc. (women's apparel stores) since 1997 and Gulf West Bank in St. Petersburg, Florida since 1995. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company (building and civil engineering). Prior to 1986, he was President, Chief Executive Officer and Chief Operating Officer of Fotomat Corp. (photographic supplies and equipment).

  Etienne Snollaerts. Mr. Snollaerts has been a director of the Company since 1998. He is the Deputy General Manager and Director of International Operations of Casino France. He is in charge of the International Activities of that Company which includes, to date, operations in ten countries. Mr. Snollaerts has been associated with Casino France since 1990 and served successfully as Director of Purchasing and Logistics, Director of Retail Distributions, Store Operations and Information Systems. Prior to joining Casino France, he was a management consultant with Alexander Proudfoot Company.

Committees of the Board of Directors and Attendance at Meetings

  The Company has established three standing committees of the Board of Directors--an Audit Committee, a Compensation Committee, and a Governance Committee. Each of these committees is responsible to the full Board of Directors and its activities are therefore subject to approval of the Board of Directors. The functions performed by these committees are summarized as follows:

  The Audit Committee consists of Messrs. Plaskett (as Chairman), Crull, and McLaughlin. The Audit Committee makes recommendations regarding the selection of independent public accountants, reviews reports from the independent public accountants and reviews with them the planned scope and results of the audit engagement. The Audit Committee also reviews major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. During fiscal 1999, there were four regular meetings of the Audit Committee.

  The Compensation Committee during fiscal 1999 consisted of Messrs. Crull (as Chairman), McLaughlin, and Plaskett. The Compensation Committee (i) approves salary practices and base salary amounts for executive personnel; (ii) approves the structure of and determines awards under the Company's annual incentive bonus plan for executive officers; (iii) makes awards under the Company's stock plans; (iv) approves the strategy and structure of the Company's other employee plans and benefits; and (v) with input from the Governance Committee, makes recommendations to the Board of Directors with respect to base salary and incentive compensation of the Chief Executive Officer. During fiscal 1999, there were four regular meetings of the Compensation Committee.

  The Board of Directors also has a Governance Committee, which consists of Messrs. Roeder (as Chairman), Couvreux, Guichard and Plaskett. The Governance Committee acts as a nominating committee, seeking out, evaluating and recommending to the Board qualified nominees for election as directors of the Company and considering other matters pertaining to the size and composition of the Board. The Governance Committee gives appropriate consideration to qualified individuals recommended by stockholders for nomination as directors of the Company, provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of such individuals. The Governance Committee also coordinates the formal evaluation of the Chief Executive Officer's performance and gives input to the Compensation Committee with respect to the base salary and incentive compensation of the Chief Executive Officer. During fiscal 1999, the Governance Committee met two times.

  During fiscal 1999, the Board of Directors held four regular meetings, one special meeting and one telephonic meeting. Each director with the exception of Mr. Guichard attended at least 75% of the aggregate of the total meetings of the Board during his tenure as a Board member and of the total meetings of any committees on which he served.

Compensation of Directors

  During fiscal 1999, the Company's non-employee directors who served an entire fiscal year (Messrs. Bouchut, Couvreux, Crull, Gold, Guichard, McLaughlin, Plaskett and Snollaerts) were paid an annual fee consisting of (i) $15,000 in cash and (ii) shares of the Company's common stock valued at approximately $15,000 on the date of the award and as issued from the Non-Employee Director Stock Plan. The cash portion of each non-employee director's compensation is paid in advance at the beginning of each calendar quarter. Each non-employee director who was in office on May 1, 1999 received a grant of 1,490 shares of the Company's common stock in accordance with the Company's Non-Employee Director Stock Plan. Each non-employee director also received $1,000 in cash for each Board meeting (including subsidiary Board meetings) and each committee meeting attended in person and $500 in cash for each such meeting attended by telephone. Expenses incurred in attending meetings in person are reimbursable by the Company. Mr. Ornstein was elected to the Board at the annual meeting on May 11, 1999 and thus received a pro-rata share of the annual cash fee. Directors who are employees of the Company or its subsidiaries (including during 1999, Mr. Roeder) are not compensated for service as members of the Board or any committee of the Board. In 1999 Mr. Roeder received $13,500 for attending Board meetings in fiscal year 1998, prior to his appointment as Chief Executive Officer of the Company.

  Under the Company's Non-Employee Director Stock Plan, an award of shares is automatically made as of May 1 of each year to each non-employee director who is serving as such on the award date. For purposes of the Non-Employee Director Stock Plan, an eligible non-employee director is one who is a member of the Company's Board of Directors, who is not and has not been an employee of the Company or its direct or indirect subsidiaries and who is paid an annual cash retainer fee for his services as a director. For the May 1, 2000 grant, Messrs. Bouchut, Couvreux, Crull, Gold, Guichard, McLaughlin, Ornstein, Plaskett and Snollaerts would be considered eligible non-employee directors under the Non-Employee Director Stock Plan. Each share award comprises that number of shares equal to the quotient of $15,000 divided by the fair market value of a share on the award date as defined in the plan. Cash is paid in lieu of fractional shares. Any shares awarded must be held by such non-employee director for at least six months after the award date.

  Under the Company's Stock Incentive Plan, as amended, any elected or appointed non-employee director serving prior to 1998 received an automatic grant of options to purchase 22,500 shares of the Company's Common Stock, as of the date of his initial appointment or election. Such options are nonqualified stock options, have exercise prices equal to the fair market value of the Common Stock at the date of grant, have to be exercised within ten years after the date of grant and are subject to early termination in the event the option holder ceases to be a director, becomes permanently disabled or dies. One-third of these options become exercisable two years after the date of grant and each year thereafter, so that 100% would be exercisable four years after the date of grant. All of the options representing shares reserved under the Stock Incentive Plan for grant to non-employee directors have been granted. Grants of options upon initial appointment of a director commencing in 1998 were made under the Company's Long-Term Equity Compensation Plan discussed below.

  Under the Company's Long Term Equity Compensation Plan ("Equity Compensation Plan") as amended in May 1997 and as thereafter amended in 1999, 2,470,000 shares of common stock are available for award as stock options, stock appreciation rights, restricted stock awards, performance units or performance shares. All directors are eligible to receive awards under this plan, which is administered by the Compensation Committee of the Company's Board of Directors. A 22,500 share option award was granted to Mr. Ornstein under this plan when he became a member of the Board of Directors in 1999. This award is of nonqualified stock options, has an exercise price equal to the fair market value of the Common Stock at the date of grant, must be exercised within ten years after the date of grant and is subject to early termination in the event the option holder ceases to be a director, becomes permanently disabled or dies. One-third of this award becomes exercisable two years after the date of grant and each year thereafter, so that 100% would be exercisable four years after the date of grant. On May 4, 1999 all directors then serving received an additional grant of 12,500 options from the Equity Compensation Plan. One third of these stock options will become exercisable on May 4 in each year for the years 2000, 2001 and 2002 at an exercise price of $9.25 per share. These options expire on May 4, 2009. In 1999, the Company issued a total of 135,000 shares to ten directors under the Equity Compensation Plan.

  The Company also has a Directors Deferred Compensation Plan (the "Directors Deferred Compensation Plan"), in which the Company's directors are eligible to defer pre-tax up to 100% of their director's cash fees (with a minimum annual deferral of $2,500) and any shares of the Company's common stock received as compensation for their services as a director. Participation is voluntary on an annual basis. Deferrals of cash amounts are credited to a special bookkeeping account in the participant's name, and earnings on deferrals are indexed to certain investment fund options. Deferrals of the Company's common stock are held within the plan, for the benefit of the deferring director's account and are not redeemable for cash. The Company pays all benefits and costs from its general assets and, while it has created a non-qualified grantor trust whose assets will be used to pay benefits and defray expenses, the assets of the trust will be subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy. In general, participants will receive benefits under the Directors Deferred Compensation Plan after retirement in one of four pre-elected payment options, one lump-sum payment or a stream of five, ten or 15 annual payments. Limited withdrawals prior to retirement are permitted in accordance with the terms of the Directors Deferred Compensation Plan. The Directors Deferred Compensation Plan also provides additional death benefits in the event of death prior to retirement. During 1999 four directors participated in this plan.

Executive Officers

  The following table sets forth as of April 10, 2000, the names, ages and titles of the executive officers of the Company, Smart & Final Stores Corporation ("Smart & Final Stores"), American Foodservice Distributors, Inc. ("American Foodservice Distributors"), Port Stockton Food Distributors, Inc. dba Smart & Final Foodservice Distributors ("Smart & Final Foodservice") and Henry Lee Company ("Henry Lee"):

     Name            Age                          Title
     ----            ---                          -----
 Ross E. Roeder       62 Chairman of the Board, President and Chief Executive
                          Officer of the Company, Chairman of the Board,
                          President, Chief Executive Officer and Chief
                          Operating Officer of Smart & Final Stores, President
                          and Chief Executive Officer of American Foodservice
                          Distributors, Chairman of the Board and Chief
                          Executive Officer of Smart & Final Foodservice and
                          Chairman of the Board of Henry Lee
 Donald G. Alvarado   45 Senior Vice President, General Counsel and Secretary
                          of the Company, Senior Vice President and Secretary
                          of Smart & Final Stores, American Foodservice
                          Distributors, Smart & Final Foodservice and Henry Lee
 Dennis L. Chiavelli  54 Executive Vice President of the Company and Executive
                          Vice President of Operations for Smart & Final Stores
 Martin A. Lynch      62 Executive Vice President and Chief Financial Officer
                          of the Company, Smart & Final Stores, American
                          Foodservice Distributors, Smart & Final Foodservice
                          and Henry Lee
 Norah Morley         48 Senior Vice President, Marketing of Smart & Final
                          Stores
 Suzanne Mullins      47 Senior Vice President, Operations of Smart & Final
                          Stores
 Robert J. Schofield  50 Executive Vice President and Chief Operating Officer,
                          American Foodservice Distributors
 Timothy M. Snee      46 Senior Vice President, Buying of Smart & Final Stores
 Jeff D. Whynot       43 Senior Vice President, Human Resources of Smart &
                          Final Stores

  Executive officers of the Company are appointed by the Board of Directors of the Company and serve at the Board's discretion.

  Ross E. Roeder. See "ELECTION OF DIRECTORS--Directors Continuing in Office".

  Donald G. Alvarado. Mr. Alvarado was named Senior Vice President, General Counsel of the Company and Smart & Final Stores in September 1996 and also serves as Secretary of the Company, American Foodservice Distributors and Smart & Final Stores. From 1997 to 1999 he was Senior Vice President Law/Development. From 1991 until September 1996 he served as Vice President, General Counsel and Secretary of the Company. He joined the Company in 1987 as Assistant General Counsel and was appointed Secretary in 1989. He has been Secretary of Smart & Final Stores since 1990. He was also Assistant Secretary of Casino USA and its former wholly-owned subsidiary Casino Realty, Inc. ("Casino Realty") from 1989 to January 1994.

  Dennis L. Chiavelli. Mr. Chiavelli was named Executive Vice President, Operations of the Company and Smart & Final Stores in September 1996. From September 1991 to September 1996 he served as Senior Vice President of Operations and Development of Smart & Final Stores. Earlier in 1991, he was Executive Vice President, Real Estate of Casino Realty. He was a Vice President and General Manager of Casino Realty and a Vice President of Casino USA from late 1987 to early 1991.

  Martin A. Lynch. In February 1998, Mr. Lynch resigned from the Board of Directors of the Company on which he had served since February 1993. Mr. Lynch continues to serve as Executive Vice President and Chief Financial Officer of the Company, American Foodservice Distributors and Smart & Final Stores, positions he has held since joining them in 1989. From 1989 to January 1994, he was Executive Vice President and Chief Financial Officer for Casino USA. In May 1999 he was again elected Chief Financial Officer for Casino USA, the Company's principal stockholder. Prior to joining the Company, Mr. Lynch was Executive Vice President and Chief Financial Officer of San Francisco-based Duty Free Shoppers Group, Ltd. (retail) from 1984 to 1989. He served in a number of key positions with Los Angeles-based Tiger International (transportation and financial services) from 1970 to 1984 including the position of Senior Vice President, Chief Financial Officer from 1976 to 1984. Mr. Lynch's earlier experience includes merger and acquisition activities at Scot Lad Foods, Inc. (retail grocery) and service as audit manager for Price Waterhouse & Company (accounting) in Chicago.

  Norah Morley. Ms. Morley joined Smart & Final Stores in August 1999 as Senior Vice President of Marketing. Most recently, Ms. Morley was previously the Senior Vice President of Marketing, Buying and Distribution for The Sweet Factory (retail candy) from 1996 to 1999 and Vice President of Marketing and Buying with W.H. Smith: The Wall Music. Earlier she was Vice President of Marketing for Frank's Nursery and Crafts, and held various positions in consumer packaged goods marketing, including Director of Marketing for The Pillsbury Company (food products).

  Suzanne Mullins. Ms. Mullins was appointed Senior Vice President, Store Operations of Smart & Final Stores in July 1997. She was previously Vice President, Buying for Smart & Final Stores from August 1994 until her promotion and Vice President, Operations of Smart & Final Stores from 1991 to 1994. Prior to that, Ms. Mullins held various store operations positions, including District Manager, since joining Smart & Final Stores in 1987.

  Robert J. Schofield. Mr. Schofield was appointed to the position of Executive Vice President and Chief Operating Officer of American Foodservice Distributors in February 2000; in this capacity, he is responsible for all foodservice operations for the Company. Since August 1999, Mr. Schofield served as a consultant to Smart and Final regarding its Foodservice companies. Prior to joining the company Mr. Schofield was President of US Foodservice (foodservice distribution) from 1994 to 1999. Earlier he was President of Affiliated Food Distributors (Giant Stores--retail grocery) and Senior Vice President of Spartan Stores (retail grocery).

  Timothy M. Snee. Mr. Snee was appointed Senior Vice President, Buying, in June 1999. He was previously Vice President, Buying and Merchandising from May 1998 until his promotion to Senior Vice President. Mr. Snee joined Smart & Final Stores after 26 years with Ralphs Grocery Company (retail grocery) where he served as a vice president in charge of various buying departments, and held management positions in accounting, distribution, and operations.

  Jeff D. Whynot. In January 2000, Mr. Whynot joined the Company as the Senior Vice President of Human Resources. Mr. Whynot was recently the Vice President of Human Resources for Dames & Moore Group, (engineering consulting). From 1984 to 1998, Mr. Whynot worked for Knott's Berry Farm (food products and entertainment). During the last five years of his employment with Knott's Berry Farm, Mr. Whynot served as the Vice President of Human Resources.

Compensation Committee Report on Executive Compensation

  The Compensation Committee's basic philosophy (which is intended to apply to all Company management, including the Chief Executive Officer) is to provide competitive levels of compensation, designed to motivate, retain and attract management, with incentives linked to the Company's financial performance, enhanced stockholder value and personal performance. Executive compensation generally consists of the following main components: (i) a base salary, (ii) an annual incentive bonus and (iii) the opportunity to receive stock options, stock appreciation rights and other performance-based compensation under the Stock Company's Incentive Plan and Equity Compensation Plan.

  Base Salaries. Base salaries for executive officers are reviewed annually and designed to be competitive with salaries paid at other companies of comparable size and complexity in the retail and wholesale food distribution business and in other comparable businesses (including, for example, certain non-food, multi-unit retail companies). The Compensation Committee uses these companies for comparative purposes because it believes that the Company competes with these companies in attracting and maintaining the Company's management. Information on these companies is collected by the Compensation Committee from published industry surveys. The Compensation Committee's policy is to adjust salaries in a way that recognizes executive performance and responsibilities, and enables the Company to attract and retain highly qualified executives. In fiscal 1999, executive base salaries (other than for the Chief Executive Officer) were increased an average of 4.5% (ranging from 2% to 20%), and, consistent with the Compensation Committee's policy objectives, were at median levels among the comparison companies.

  Chief Executive Officer Compensation. The Compensation and Governance Committees have established a formal process for evaluating the Chief Executive Officer's performance. This process is coordinated by the Governance Committee and has historically begun at the last scheduled Committee meeting of the fiscal year (typically held in late November or early December).

  Mr. Roeder assumed the position of Chief Executive Officer of the Company in January 1999. His minimum base salary of $600,000 for fiscal 1999 was set by his Employment Agreement with the Company. Mr. Roeder was also eligible to receive for 1999 a bonus of up to 100% of his base salary if certain earnings per share goals in 1999 were met.

  Annual Incentive Bonus Plan. The Compensation Committee believes that the annual incentive bonus plan is an integral part of the overall compensation package offered to the Company's executive officers. The Compensation Committee specifically approves bonus amounts for executive officers, and the Compensation Committee, with input from the Governance Committee, determines the bonus amount for the Chief Executive Officer. Based on its review of the annual incentive bonus plan commenced in late 1993, the Compensation Committee narrowed the criteria used to determine corporate performance goals to a single factor--corporate earnings per share. As a result, the target bonus amount for executive officers was based almost entirely on the attainment of certain corporate earnings per share, with a small portion of the target bonus amount based on the attainment of approximately five to eight individual performance goals. Once goals were selected, competitive target bonuses were established based on the same comparative criteria used to establish base salary levels, with amounts varying by the level of responsibility. In fiscal 1999, target bonuses ranged from up to 30% of base salary for regional vice presidents to up to 60% of base salary for senior management (other than the Chief Executive Officer).

  Actual bonus amounts are determined after the fiscal year end. At that time, the Chief Executive Officer meets with the Compensation Committee to review the performance of the executive officers (other than himself) and presents his recommendations for their actual bonus amounts. The Compensation Committee determined that management made significant strides in 1999 and as a result, bonuses were awarded but at less than target amounts. Actual bonuses to executive officers (other than the Chief Executive Officer) averaged approximately 10.8% of base salary and ranged from 0% to 21%.

  Stock Incentive Plan. The Company's Stock Incentive Plan authorizes the issuance of options covering up to 2,450,000 shares of the Company's Common Stock. The Stock Incentive Plan is intended to provide executive officers and key employees with the opportunity to acquire a proprietary interest in the Company and link their personal interest with the stockholders' interest in the Company's continuing success. Currently, there are 314 participants in the Stock Incentive Plan. The Compensation Committee has the discretion to determine the number of options granted to officers and key employees, and awards of options generally increase as a function of higher positions of responsibility in the Company. Awards are made at a level calculated to be at median levels when compared with other companies of comparable size and complexity in the retail and wholesale food distribution business and in other comparable businesses (including, for example, certain non-food, multi-unit retail companies). Options granted to employees under the Stock Incentive Plan are nonqualified stock options, may be exercised up to ten years after the date of the grant and are subject to early termination in the event the option holder ceases to be an employee, becomes permanently disabled or dies. No option can be granted at an option price of less than 85% of the fair market value of Common Stock at the time the option is granted. Options are exercisable as determined by the Compensation Committee at the date of grant and, absent such determination, one-third of the options become exercisable after two years and each year thereafter so that 100% are exercisable four years after the date of grant. For fiscal 1999, the Compensation Committee granted no options to the Chief Executive Officer or the other executive officers under the Stock Incentive Plan.

  Long-Term Equity Compensation Plan. The Company also grants stock-based awards under the Long-Term Equity Compensation Plan ("Equity Compensation Plan"). Under guidelines set by the Compensation Committee, incentive-based compensation constitutes a greater portion of executives' potential long-term pay pursuant to awards granted. Primary objectives of the Equity Compensation Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link the personal interests of Participants in the Equity Compensation Plan to those of the Company's stockholders. In May 1999, the Compensation Committee granted 200,000 options to Mr. Roeder under the Equity Compensation Plan. The first one-third of these options (66,667 shares) vested on December 31, 1999, the second one-third of the options (66,667 shares) will vest on December 31, 2000 and the final one-third of the options (66,666 shares) will vest on December 31, 2001. In addition, Mr. Roeder received 12,500 options that will vest over three years as compensation for acting as a non-employee director during fiscal year 1998. The Company also granted Mr. Roeder an additional 50,000 shares of restricted stock in 1999 under the Equity Compensation Plan. Other executive officers of the Company received in fiscal 1999 a total of 414,975 options under the Equity Compensation Plan.

  Certain Other Benefits. The Company provides health, welfare, and pension benefits to the executive officers that are generally available to all full-time employees of the Company. The Company also provides certain perquisites to its executive officers, including, depending upon the executive officer, reimbursement of tax preparation and/or financial planning expenses, club dues and moving expenses, car allowances, supplemental executive retirement plan, and executive medical coverage.

  Other Matters. The Compensation Committee has reviewed the Company's compensation plans with regard to the deductibility limitation contained in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The Compensation Committee has decided at present not to alter the Company's compensation plans to comply with the deductibility requirements of Section 162(m). The Compensation Committee will continue to review the issue and monitor whether the Company's compensation plans should be amended in the future to meet the deductibility requirements. The Equity Compensation Plan provides that at all times when Internal Revenue Code Section 162(m) is applicable, all awards granted under the Equity Compensation Plan shall comply with the requirements of that Section, although the Compensation Committee may determine that such compliance is not desired with respect to any particular award.

        COMPENSATION COMMITTEE   GOVERNANCE COMMITTEE
        Timm F. Crull, Chairman  Ross E. Roeder, Chairman
        David J. McLaughlin      Christian P. Couvreux
        Thomas G. Plaskett       Antoine Guichard

Performance Graph

  The graph below compares the cumulative total stockholder return on the Company's Common Stock over a five year period with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones Food Retailers and Wholesalers Index over the same period (assuming an initial investment of $100 and the reinvestment of all dividends).

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG SMART & FINAL INC., DOW JONES EQUITY MARKET INDEX
                AND DOW JONES FOOD RETAILERS & WHOLESALERS INDEX

                        [PERFORMANCE GRAPH APPEARS HERE]

                                                          DOW JONES
                                            DOW JONES     FOOD RETAILERS &
Measurement Period           SMART &        EQUITY        WHOLESALERS
(Fiscal Year Covered)        FINAL INC.     MARKET INDEX  INDEX
---------------------        ----------     ------------  ----------------
Measurement Pt-  12/94        $100.00        $100.00       $100.00
FYE   12/95                   $153.14        $138.37       $126.51
FYE   12/96                   $156.62        $170.84       $156.29
FYE   12/97                   $132.37        $227.18       $211.93
FYE   12/98                   $ 72.08        $291.64       $326.29
FYE   12/99                   $ 54.55        $351.05       $215.37

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Relationship Between the Company and Casino USA.

  For purposes of reference below, Casino USA is a subsidiary of Casino France, a business organization which is publicly-traded in France and is engaged in the retail grocery, restaurant, food production and other businesses in France and elsewhere in the world. Casino USA is ultimately controlled by Mr. Jean-Charles Naouri, a French citizen whose principal business is making and managing investments.

  Casino France, acting through Casino USA, acquired the Company's then parent company in 1984. Casino France currently owns approximately 59.3% of the outstanding shares of the Company's Common Stock. Since the Common Stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power may elect all of the directors of the Company, and the holders of the remaining shares would not be able to elect any directors.

  Casino France owns approximately 99% of the outstanding shares of Casino USA's capital stock. There is no agreement between Casino USA and any other party that would prevent Casino USA from acquiring additional shares of Common Stock or disposing of shares of Common Stock owned by it.

  The Company's Board of Directors currently includes Messrs. Bouchut, Couvreux, Guichard, Ornstein and Snollaerts who also serve as directors of Casino USA and/or who are affiliated with Casino France. In May 1999,
Mr. Lynch was elected Chief Financial Officer of Casino USA.

  Decisions on compensation of the Company's executive officers are generally made by the Compensation Committee of the Board, and decisions on the compensation of the Company's Chief Executive Officer are generally made by the Compensation Committee and the Governance Committee. All such decisions relating to the compensation of executive officers are reviewed, and in fiscal 1999 were approved without change, by the full Board. In fiscal 1999, the Compensation Committee consisted of Messrs. Crull, McLaughlin and Plaskett. In fiscal 1999, the Governance Committee consisted of Messrs. Couvreux, Guichard, Plaskett, and Roeder. Mr. Roeder did not participate in any decisions that affected him. Except for Mr. Roeder, no other member of the Compensation Committee or the Governance Committee is now or ever has been an employee of the Company or its subsidiaries.

Certain Transactions between the Company and Casino USA.

  The Company and Casino USA are parties to a 1991 intercompany agreement (the "Intercompany Agreement"). The Intercompany Agreement provides for the performance of various administrative services by the Company for Casino USA (and before its dissolution, Casino Realty) and by Casino USA for the Company. None of the parties are obligated to use such services. Intercompany services are provided at the cost of providing such services, including the estimated allocable costs of (i) management and other employees performing the services,
(ii) computer time, (iii) allocable overhead and (iv) out-of-pocket expenses. Cost, for purposes of management and employees, is based on an estimated allocation of their time, based on a study of the actual time spent in past periods. Any fees for such services cannot exceed $100,000 in any three-month period without the written consent of the user of such services.

  Since 1986, the Company has performed a variety of services for Casino USA and its former subsidiary, including accounting, human resources and systems development work, the cost of which has been charged to the benefited affiliated company. These charges amounted to $261,000 for fiscal 1999. It is anticipated that the Company will continue to provide these administrative services to its affiliates at its cost and that the levels of future services will not vary significantly from prior levels. The Intercompany Agreement also provides that Casino USA will not, and will cause its affiliates that it controls or any corporation of which either holds more than 5% of the capital stock not to, engage in the Company's business. The initial term of the Intercompany Agreement was two years, and has been renewed from time to time as provided therein.

  The Company and Casino USA are parties to a tax sharing arrangement covering income tax obligations in the State of California. Under this arrangement, the Company has made tax sharing payments to or received tax sharing benefits from Casino USA, based upon pre-tax income for financial reporting purposes adjusted for certain agreed upon items. The Company received tax sharing payments from Casino USA aggregating $598,000 in fiscal 1999.

  Effective November 13, 1998, the Company consolidated and replaced certain prior cash advances and unsecured notes with a single $55.4 million loan agreement with Casino USA ("Casino Loan"). The unsecured notes were originally issued in conjunction with the 1996 acquisition of real property from Casino USA and Casino Realty that had an outstanding balance in late 1998 of $30.4 million. The Casino Loan also contains financial covenants similar to those contained in the Company's bank credit facilities. The Casino Loan matures on February 15, 2002. No principal repayments are due prior to the final maturity.

  The Company decided to increase equity capital in 1999 to provide greater financial flexibility for the Company and to reduce the debt owed on the Casino Loan. In an equity offering registered with the SEC and completed in the second quarter of 1999, the Company issued 6,486,406 shares of common stock at a fixed subscription price of $9.25 per share. In addition to reimbursing Casino USA for $450,000 in expenses that it incurred, Casino USA was issued 10,000 shares as a fee for acting as a standby purchaser in the equity offering. Casino USA exercised all of its subscription rights and as a result, increased its shares held by 4,271,935 shares and its ownership interest in the Company from approximately 55 percent to 57.3 percent at that time. Consideration for shares subscribed by Casino USA was the exchange of $39.4 million of its $55.4 million loan to the Company. The offering increased stockholders' equity approximately $57.9 million after expenses of the offering. After the completion of its equity offering, the Company's overall debt was reduced, including the pay-down of $19.0 million on the Revolving Loan and a reduction of $39.4 million on the Casino Loan. In connection with the equity offering, Lazard Freres & Co., LLC, an investment banking firm, provided advice to Casino France and Casino USA regarding the Company and the equity offering. One of the Company's directors, Mr. Gold, is also a Managing Director with Lazard Freres & Co., LLC.

Certain Transactions Relating to Mr. Roeder.

  The Board of Directors appointed Mr. Roeder as Chairman of the Board and Chief Executive Officer of the Company effective January 4, 1999. Later in 1999, Mr. Roeder additionally assumed the position of President of the Company. In early 1999, the Company and Mr. Roeder entered into an employment agreement (the "Roeder Employment Agreement") pursuant to which Mr. Roeder has agreed to serve as Chairman and Chief Executive Officer of the Company through December 31, 2001. If, prior to December 31, 2001, either party elects not to extend the Roeder Employment Agreement through December 31, 2003, then, upon the effective date of expiration, the Company will continue to pay Mr. Roeder's base salary for a period of 24 months in accordance with its normal payroll practices and shall also pay to Mr. Roeder an amount equal to twice the average bonus paid to him for the three fiscal years ending with the date of expiration of the term and all benefits to which Mr. Roeder has a vested right, including retirement benefits and retiree medical insurance.

  Mr. Roeder's base salary is determined from time to time by the Board, but shall not be less than $600,000 per year. Once increased, the base salary shall not be decreased. In February 2000, Mr. Roeder's base salary was increased to $650,000 per year. The Roeder Employment Agreement provides that Mr. Roeder will have an opportunity to earn an annual cash bonus and that the minimum target annual bonus opportunity will be at least 100% of his annual base salary. Mr. Roeder will also have the opportunity to earn long-term incentive awards and participate in all Company qualified retirement plans, group term life insurance, comprehensive health and major medical insurance, short and long-term disability and all other benefits and perquisites to which other executives and employees of the Company are eligible to receive, including Supplemental Executive Retirement Plan ("SERP") benefits in an amount not less than $125,000 per year, automobile allowance, retiree medical coverage and financial planning services, all as commensurate with Mr. Roeder's position. Mr. Roeder is entitled to certain tax "gross up" benefits relating to his bonus and restricted stock awards described below. Mr. Roeder is also entitled to a minimum of five weeks paid vacation per year.

  Mr. Roeder received a grant of 50,000 shares of restricted stock under the Equity Compensation Plan; all of these shares vested in February 2000 in accordance with the Roeder Employment Agreement. Pursuant to the terms of the Roeder Employment Agreement, Mr. Roeder voluntarily elected, pursuant to
Section 83(b) of the Internal Revenue Code of 1986, to be taxed on the fair market value of these shares on the date they were transferred; and the Company contemporaneously provided Mr. Roeder with a loan, evidenced by a promissory note. The principal of the loan is equal to the amount of income and payroll taxes payable by Mr. Roeder on the compensation recognized as a result of the shares of restricted stock and the Section 83(b) election. The principal amount of the note is due on December 31, 2001 or earlier, due to Mr. Roeder's death, disability, termination by the Company without cause or termination with good reason. In addition, Mr. Roeder received an additional award of 20,000 shares of restricted stock in February 2000; these shares have not vested. Mr. Roeder has made a similar election pursuant to Section 83(b) with respect to the value of these shares and the Company contemporaneously provided Mr. Roeder with an additional loan in the amount income and payroll taxes due by Mr. Roeder as a result of the election. The Board of Directors also granted Mr. Roeder 200,000 options from the Equity Compensation Plan on May 4, 1999. These options have a ten year term and vest as follows:
66,667 shares vested on December 31, 1999; 66,667 vest on December 31, 2000; and the remaining 66,666 vest on December 31, 2001. Mr. Roeder also received in February 2000, a grant of 50,000 stock options that have a ten year term and vest as follows: 16,667 shares vest in 2002; 16,667 shares vest in 2003; and 16,666 shares vest in 2004. In the event of a Change in Control, termination of the Roeder Employment Agreement due to his death or disability, a termination by the Company without cause or a termination with good reason, all outstanding options shall immediately vest and remain exercisable for the two-year period following the date of termination but in no event beyond the expiration of the maximum ten year term. The Roeder Employment Agreement further provides that during its term Mr. Roeder will receive an annual grant of options in an amount at least equal to 1.5 times the number of options granted to any other executive officer of the Company. In addition, in June 1999 Mr. Roeder received a loan from the Company in the amount of $47,101, in connection with his purchase of stock in the Company's equity offering. The loan bears interest at a market rate.

  In the event the Roeder Employment Agreement is terminated due to Mr. Roeder's retirement, death or disability, or the Company terminates his employment without cause, or Mr. Roeder terminates the Roeder Employment Agreement with good reason, as defined below, Mr. Roeder is entitled to receive his base salary for the greater of (i) the number of months remaining in the employment term under the Roeder Employment Agreement, or (ii) 12 months (the "Severance Period"). Mr. Roeder would also receive a monthly amount equal to his annual bonus target for the last Company fiscal year completed prior to the date of termination divided by 12. In addition, Mr. Roeder would continue to receive payment for continuation of his and his spouse's medical insurance coverage through COBRA for a period equal to 18 months or until Mr. Roeder were to cease to be eligible for COBRA coverage or he becomes eligible to receive comparable coverage through another employer. Mr. Roeder would also receive additional service and compensation credit under the SERP until he reaches age 65, and continued payment of financial planning services through the Severance Period, plus all other amounts in which he is vested or otherwise entitled under the Company's retirement and employee benefit plans, including retiree medical insurance coverage as described above, at the time such amounts are normally payable. For purposes of the Roeder Employment Agreement, disability generally means Mr. Roeder's inability to perform his duties due to illness or mental infirmity for a period of more than 180 consecutive days. For purposes of the Roeder Employment Agreement, "good reason" is defined as a diminution in Mr. Roeder's title and authority, relocation of the Company's principal office without his consent, the failure of the Company to pay his salary or any other material breach by the Company, or the failure of Mr. Roeder to be elected to the Board of Directors or appointed as Chairman of the Board of Directors during the employment term.

  Upon the effective date of a termination due to a Change in Control, the Company shall continue to pay Mr. Roeder any (i) accrued obligations, (ii) a lump-sum payment equal to three times his base salary then in effect, (iii) a lump-sum cash payment equal to three times the greater of (x) the highest annual bonus paid in the prior three fiscal years, or (y) his annual bonus target for the fiscal year of termination. Mr. Roeder would also receive continuation of health and welfare benefits for three years (subject to termination if Mr. Roeder obtains employment that offers substantially similar benefits) as well as three additional years of service and compensation credit under the SERP. In the event any of the payments in connection with a Change in Control cause an excise tax to be imposed on Mr. Roeder under Section 4999 of the Code, the Company shall pay Mr. Roeder in cash an additional amount such that the net amount retained by Mr. Roeder after deduction for any excise tax and any income tax and excise tax upon tax payments made by the Company, shall be equal to the amount Mr. Roeder would have retained had no such excise tax been imposed. For purposes of the Roeder Employment Agreement, the term "Change in Control" has the same definition as in the Company's Executive Severance Plan.

  The Roeder Employment Agreement also contains Mr. Roeder's covenant not to compete with the Company during the term and for the longer of twelve months following the expiration of the Roeder Employment Agreement or any period during which the amounts are paid under the Roeder Employment Agreement, and a covenant, for a period of 12 months following the expiration of the Roeder Employment Agreement, not to attempt to induce other employees of the Company to terminate employment with the Company or to interfere in a similar manner with the business of the Company.

Executive Compensation

  Summary Compensation Table. The following table sets forth information concerning cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company, the four other most highly compensated executive officers of the Company and up to two additional executive officers that would have been included except for the fact that they were not serving as executive officers at the end of the fiscal year and provided that they earned over $100,000 in 1999.

                          SUMMARY COMPENSATION TABLE

                                                               Annual Compensation
                              --------------------------------------------------------------------------------------
                                                                                  Long Term
                                                                             Compensation Awards
                                                                            ---------------------
                                                                            Restricted Securities
                                                                              Stock    Underlying
                              Fiscal   Salary    Bonus      Other Annual      Awards    Options       All Other
                               Year    ($)(1)    ($)(2)  Compensation($)(3)   ($)(4)     (#)(5)   Compensation($)(6)
 Name and Principal Position  ------ ---------- -------- ------------------ ---------- ---------- ------------------
Ross E. Roeder...............  1999  $  599,664 $200,000      $   -0-        $606,250   212,500        $ 5,524
 Chairman of the Board and     1998  $  143,500      N/A          N/A             N/A       N/A            N/A
 Chief Executive Officer       1997  $   14,000      N/A          N/A             N/A       N/A            N/A

Robert J. Emmons.............  1999  $  703,331 $    -0-      $   -0-        $    -0-       -0-        $   -0-
 Former Chairman of the......  1998  $1,229,913 $    -0-      $91,783        $    -0-   200,000        $21,127
 Board and Chief.............  1997  $  663,242 $    -0-      $   -0-        $    -0-       -0-        $22,743
 Executive Officer(7)

Martin A. Lynch..............  1999  $  318,753 $ 40,000      $   -0-        $    -0-    64,700        $12,879
 Executive Vice President....  1998  $  308,000 $    -0-      $   -0-        $    -0-    15,000        $11,904
 And Chief Financial Officer.  1997  $  312,019 $    -0-      $48,367        $160,406    25,000        $ 8,917

Dennis L. Chiavelli..........  1999  $  245,262 $ 51,912      $   -0-        $    -0-    43,100        $11,106
 Executive Vice..............  1998  $  240,000 $    -0-      $   -0-        $    -0-    25,000        $11,799
 President, Operations.......  1997  $  241,154 $    -0-      $49,769        $160,406    25,000        $11,786

Donald G. Alvarado...........  1999  $  207,308 $ 30,000      $   -0-        $    -0-    27,600        $11,228
 Senior Vice President,......  1998  $  193,943 $    -0-      $   -0-        $    -0-    10,000        $14,502
 General Counsel.............  1997  $  166,442 $    -0-      $51,163        $ 88,500    14,000        $13,061

Suzanne Mullins..............  1999  $  183,946 $ 38,000      $   -0-        $    -0-    25,800        $ 9,375
 Senior Vice President,......  1998  $  180,000 $    -0-      $   -0-        $    -0-    10,000        $ 8,233
 Store Operations............  1997  $  176,346 $    -0-      $38,302        $ 88,500    14,000        $ 5,657

--------
(1) Includes amounts deferred by the named officers under the Company's 401(k) Savings Plan (the "401(k) Savings Plan"), which was established in fiscal 1992 and under which all named officers are or were eligible to participate during fiscal 1999; and the Company's Supplemental Deferred Compensation Plan (the "Supplemental Deferred Compensation Plan"), which was established to first take effect for fiscal 1995. In the case of Mr. Emmons, the compensation reported for fiscal 1999, 1998 and 1997 includes salary payments for one month of 1999, the entire year of 1998 and two months of 1997, and consulting payments of $479,126, $472,000 and $463,000, respectively, made under his Employment Agreement with the Company. In the case of Mr. Lynch the compensation reported also includes any portion deferred under his Deferred Compensation Agreement with the Company. The amounts listed for Mr. Roeder in 1998 and 1997 are for consulting services.

(2) Includes bonus payments made in the year after the listed year for services performed in the listed year, and excludes bonus payments made in the listed year for services performed in the prior year.

(3) Includes perquisites and other personal benefits paid to each named executive officer (including, depending upon the executive officer, reimbursement of tax preparation and/or financial planning expenses, club dues, car allowances and also for Mr. Emmons, certain income tax reimbursements). Such perquisites and other personal benefits when stated as zero were less than the lesser of $50,000 or 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus."

(4) The listed dollar value of restricted shares shown in the table for Mr. Roeder is based on the closing price per share on the date of grant of $12.125, all other restricted shares shown for 1997 were granted at $22.125. Mr. Roeder held 50,000 restricted shares that had an aggregate 1999 fiscal year end value of $362,500. Messrs. Lynch and Chiavelli each held 7,250 restricted shares, each having an aggregate 1999 fiscal year end value of $52,563; Mr. Alvarado and Ms. Mullins each held 4,000 restricted shares, each having an aggregate fiscal year end value of $29,000. All 1999 fiscal year end valuations are based on the NYSE closing price per share of $7.25. The performance period for the restricted stock will end at the earlier of five (5) years from the date of the initial grant or when the Company's stock price appreciates 50% from the effective date of grant. If employment terminates due to normal retirement, the restricted stock will continue to vest. If employment is terminated due to voluntary resignation or involuntary termination, unvested awards will be terminated. If employment is terminated due to disability, death or early retirement, a prorated award based on service during the grant cycle will be made. Unvested restricted stock will immediately vest upon a change in control.

(5) As approved by the Board of Directors, Mr. Roeder received 200,000 options from the Equity Compensation Plan. He received an additional 12,500 options in 1999 for his service as a director of the Company before he was appointed Chief Executive Officer.

(6) The compensation reported represents amounts contributed by the Company under the 401(k) Savings Plan, the Supplemental Deferred Compensation Plan, and the dollar value of insurance premiums paid by the Company with respect to term life insurance and health care plans for the benefit of the named officer. Company contributions under the 401(k) Savings Plan and the Supplemental Deferred Compensation Plan during fiscal 1999 were as follows: $1,558 for Mr. Roeder, $0 for Mr. Emmons, $2,400 for Messrs. Lynch, Chiavelli, Alvarado and for Ms. Mullins. Company contributions under the 401 (k) Savings Plan and the Supplemental Deferred Compensation Plan during fiscal 1998 were as follows: $2,400 for Messrs. Emmons, Lynch, Chiavelli, and for Ms. Mullins, and $635 for Mr. Alvarado. Company contributions under the 401 (k) Savings Plan and the Supplemental Deferred Compensation Plan during fiscal 1997 were as follows: $1,875 for Mr. Emmons, $2,375 for Messrs. Lynch and Chiavelli, $1,883 for Mr. Alvarado and $1,639 for Ms. Mullins. Company payments of life and health insurance premiums during fiscal 1999 were as follows: $3,966 for Mr. Roeder, $0 for Mr. Emmons, $10,479 for Mr. Lynch, $8,706 for Mr. Chiavelli, $8,828 for Mr. Alvarado and $6,975 for Ms. Mullins. Company payments of insurance premiums during fiscal 1998 were as follows: $18,727 for Mr. Emmons, $9,504 for Mr. Lynch, $9,399 for Mr. Chiavelli, $13,867 for Mr. Alvarado and $5,833 for Ms. Mullins. Company insurance premiums during fiscal 1997 were as follows: $20,868 for Mr. Emmons, $6,542 for Mr. Lynch, $9,411 for Mr. Chiavelli, $11,178 for Mr. Alvarado and $4,018 for Ms. Mullins.

(7) Mr. Emmons retired and resigned from all positions at the Company effective January 4, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          Individual Grants
                      ----------------------------------------------------------
                      Number of                                       Grant Date
                      Securities   % of Total                          Present
                      Underlying Options Granted Exercise              Value of
                        Options   to Employees     Price   Expiration    Stock
        Name          Granted(1) in Fiscal Year  Per Share    Date    Options(2)
        ----          ---------- --------------- --------- ---------- ----------
Ross E. Roeder......   212,500        16.8%       $9.250     5/4/09    $680,080
Robert J. Emmons....     -0-            N/A          N/A        N/A         N/A
Martin A. Lynch.....    64,700         5.1%       $9.250     5/4/09    $245,555
Dennis L. Chiavelli.    43,100         3.4%       $9.250     5/4/09    $163,577
Donald G. Alvarado..    27,600         2.2%       $9.250     5/4/09    $104,750
Suzanne Mullins.....    25,800         2.0%       $9.250     5/4/09    $ 97,918

--------
(1) Options granted are nonqualified stock options granted under the Equity Compensation Plan, may be exercised up to ten years after the date of the grant and are subject to early termination in the event the options holder ceases to be an employee, becomes permanently disabled or dies. No option can be granted at an option price of less than the fair market value of Common Stock at the time the option is granted. For the grants made in 1999, one-fifth of the options become exercisable one year after the date of grant and each year thereafter so that 100% are exercisable five years after the date of grant. Unvested options will vest immediately upon a change in control. Mr. Roeder received two grants in 1999. For the grant of 200,000 options, one third vested on December 31, 1999, the first anniversary of the commencement of Mr. Roeder's employment, with the remaining shares vesting equally on the second and third anniversaries thereof. The second grant of 12,500 options, made with respect to Mr. Roeder's services as a director in 1998, completely vests in three years (one-third each year) commencing on the first anniversary of the grant.

(2) The Company used the Black-Scholes model of option valuation to determine the present values at the grant dates. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for the named executive officers are based on the following assumptions: option term of 10 years, volatility of 35.24%, no dividends, and an interest rate of 6.337% for Mr. Roeder and 6.408% for all other officers, which correspond to the ten year Treasury note rate with a maturity date corresponding to the option term. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

  The following table summarizes option exercises during fiscal 1999, and the number of all options and the value of all in-the-money options held at the end of fiscal 1999, by the executive officers named in the above Summary Compensation Table.

                                                       Number of Securities
                                                      Underlying Unexercised   Value of Unexercised In-
                                                     Options at End of Fiscal  The-Money Options at End
                         Shares Acquired    Value            1999 (#)            of Fiscal 1999($)(1)
          Name           on Exercise(#)  Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           --------------- ----------- ------------------------- -------------------------
Ross E. Roeder(2).......       -0-           -0-          89,167/160,833                 $0/$0
Robert J. Emmons........       -0-           -0-             200,000/-0-                 $0/$0
Donald G. Alvarado......       -0-           -0-           34,667/46,933                 $0/$0
Dennis L. Chiavelli.....       -0-           -0-           77,134/84,766                 $0/$0
Martin A. Lynch.........       -0-           -0-          160,834/96,366                 $0/$0
Suzanne Mullins.........       -0-           -0-           57,167/45,133                 $0/$0

--------
(1) Based on the market value of underlying securities at fiscal year end, less the exercise price.

(2) Mr. Roeder's options include 22,500 shares of exercisable options and 50,000 shares of total options for his service to the Company, prior to fiscal year 1999, as a non-employee director.

  Pension Plan and 401(k) Savings Plans. The following table sets forth estimated annual pension benefits under the Smart & Final Pension Plan (the "Pension Plan"), on a straight life annuity basis for representative years of service as defined in the Pension Plan. Such benefits are subject to reduction for certain prior company retirement benefit plans.

                              PENSION PLAN TABLE

                                         Estimated Annual Retirement Benefits at
                                                         Age 65
                          Final Average      For Indicated Years of Credited
  Remuneration on         Earnings Based               Service(1)
  which Retirement          on Limited   ---------------------------------------
Benefits are Based(2)        Earnings      15      20      25      30      35
---------------------     -------------- ------- ------- ------- ------- -------
$125,000.................    $125,000    $18,750 $25,000 $31,250 $37,500 $43,750
 150,000.................    $150,000    $22,500 $30,000 $37,500 $45,000 $52,500
 175,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500
 200,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500
 225,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500
 250,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500
 300,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500
 350,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500
 400,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500
 450,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500
 500,000.................    $170,000    $25,000 $34,000 $42,500 $51,000 $59,500

--------
(1) Amounts shown are for employees hired on January 1, 2000 and assume retirement at age 65 after employment for the indicated number of years. Estimated annual retirement benefits are based on the plan in effect on January 1, 2000 and assume that no other offsets or grandfathered benefits are applied.

(2) Effective in 1994, the compensation used to determine the retirement benefit could not exceed $150,000 for all years of service. This limit is adjusted annually for cost-of-living and is equal to $150,000 through 1996 and increased to $160,000 from 1997 through 1999. The limit was adjusted to $170,000 for 2000. For purposes of this table, it is assumed to remain at $170,000 for all future years.

  The Company maintains the Pension Plan for the benefit of all full-time employees of the Company (other than Smart & Final Foodservice, Henry Lee and certain Cash & Carry division employees who have their own employee benefit plans), who meet certain age and service requirements, to provide certain benefits in the event of normal, early or disability retirement, or death. The benefits are calculated on the basis of the participant's years of service (with years of service prior to January 1, 1992 being credited as though each year was 1.5 years) and the participant's average pay during his five highest paid consecutive years of service in the ten years prior to the date he ceases his employment, with the participant's minimum benefits being at least equal to his accrued benefit under the Company's prior pension plan. The compensation on which payments are based includes bonuses, overtime and other compensation but does not include amounts to be paid under the Pension Plan or any other employee benefit plan. A participant becomes 100% vested in his retirement benefit at the end of the fifth year of service. Under the Pension Plan, at the end of fiscal 1999, Messrs. Roeder, Lynch, Chiavelli and Alvarado and Ms. Mullins had credited approximately 1, 11, 14, 12 and 13 actual years of service, respectively, and would have been entitled to minimum annual benefits of approximately $1,600, $21,000, $29,800, $22,400, and 24,000, respectively. Mr. Emmons retired from the Company as of January 4, 1999.

  The Company also maintains a defined contribution plan (the "401(k) Savings Plan") which is intended to satisfy the tax qualification requirements of
Section 401(k) of the Internal Revenue Code. All employees of the Company (other than Smart & Final Foodservice and Henry Lee employees who have their own employee benefit plans) who meet certain age and service requirements are eligible to participate in the 401(k) Savings Plan, which permitted participants to contribute for fiscal 1999 up to 15% of their compensation or $10,000, whichever was lower. The Company automatically matches 25% of each dollar contributed up to 6% of each participant's eligible compensation and may at its discretion match up to an additional 75% of each dollar contributed up to 6% of the participant's eligible compensation if the Company exceeds certain financial and profitability goals. In fiscal 1999, the Company made no additional discretionary match. Participants' contributions to the 401(k) Savings Plan, which are deemed to be contributions of the Company for tax purposes, are deducted from the participants' compensation prior to the calculation of federal and state income taxes, thereby decreasing the amount of a participant's compensation subject to tax.

  Participants are currently entitled to direct their contributions to one or more of thirteen investment options. None of a participant's account balance in the 401(k) Savings Plan may be withdrawn prior to termination of employment or his attainment of age 70, whichever occurs earlier, except upon certain qualified financial hardships or loans. Distribution of a participant's account balance, if less than $5,000, will generally be made in a lump sum payment in the year following the termination of employment. Distribution of a participant's account balance in excess of $5,000 will be made in accordance with the participant's election following the termination of employment. A participant's contributions to the 401(k) Savings Plan will vest immediately. The Company's contributions on behalf of such participant will vest at a rate of 25% per year beginning after the second year of service with 100% vested after five years.

  Henry Lee and Smart & Final Foodservice each maintain a defined contribution plan which is intended to satisfy the tax qualification requirements of
Section 401(k) of the Internal Revenue Code. The Henry Lee 401(k) Plan is similar to the 401(k) Savings Plan with respect to the tax advantages, loan features and hardship withdrawal provisions. The Henry Lee 401(k) Plan differs from the Company's plan in several respects. The differences include, eligibility requirements, the Henry Lee automatic match of 50% of each dollar contributed up to 6% of the participant's contribution, and immediate vesting in all employer contributions. Participants are entitled to direct their contributions to eight different investment options. The Smart & Final Foodservice Plan also calls for a 50% automatic match of each dollar contributed up to 6% of the participant's contribution. There is a five year vesting schedule at a rate of 20% per year commencing the first year of eligible employment. Participants are entitled to direct their contributions to five different investment options.

  Executive Severance Plan. In 1997 the Board of Directors approved implementation of an Executive Severance Plan ("Severance Plan") covering certain then executive officers of the Company. The Severance Plan provides for the payment of continued salary, a percentage of the target bonus, continuation of medical insurance benefits and certain other benefits in the event of an involuntary termination of a covered executive officer's employment including termination relating to a Change in Control. The Severance Plan provides for the payment of continued salary benefits for one month for every year of employment, or a minimum of twelve months, whichever is less. No benefits are payable if the officer is terminated by the Company for cause. In the event that a participant finds employment during the period in which benefits are payable, Severance Plan benefits are offset by the salary and other benefits received from the new employer. The Severance Plan also provides for payment of certain benefits in the event of a change in control of the Company. In the event of a termination due to retirement, disability or death, benefits are paid in accordance with the company's pension and/or disability plans. For purposes of the Severance Plan "Change in Control" will be deemed to have occurred as of the first day any one or more of the following shall have been satisfied: (i) any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve: (a) a plan of complete liquidation of the Company; or (b) an agreement for the sale or disposition of all or substantially all the Company's assets; or (c) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. There are 15 executive officers currently eligible to participate in the Executive Severance Plan. The participants were informed by the Board of Directors in March, 1998 that the Severance Plan would not be renewed past its current expiration date of December 31, 2000.

  Supplemental Executive Retirement Plan. Beginning in 1998, the Company provided a Supplemental Executive Retirement Plan ("SERP") to certain of its key executives and other highly compensated employees which will provide for a single life annuity to be payable monthly, commencing at age 65 or upon the participant's early retirement or disability as those terms are defined in the SERP document. A participant may be entitled to receive benefits under the SERP in the event of a change in control of the Company. In addition, in the event the participant dies prior to their retirement, disability or termination of employment, his or her survivor may also be entitled to receive benefits under the SERP. The amount of the annuity benefit is determined by multiplying the standard benefit percentage assigned to each participant according to his or her title and position by the average of the final five calendar years of a participant's compensation. Participants in the SERP are selected by the Board of Directors of the Company. The SERP is administered by a third party administrator. At fiscal year end 1999, there were 13 participants in the SERP, including certain of the executive officers currently serving who are listed above.

  Deferred Compensation Plan. The Company also has a Supplemental Deferred Compensation Plan (the "Deferred Compensation Plan"), in which certain Company employees who earn annual base compensation of at least $80,000 in 1999 (adjusted to $85,000 in 2000), are eligible to defer pre-tax up to 100% of their base compensation, cash bonus (with a minimum annual deferral of $2,500), and shares of restricted stock. Participation is voluntary on an annual basis. Deferrals are credited to a special bookkeeping account in the participant's name, and earnings on deferrals are indexed to certain investment fund options. The Company pays all benefits and costs from its general assets and, while it has created a non-qualified grantor trust whose assets will be used to pay benefits and defray expenses, the assets of the trust will be subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy. In general, participants will receive benefits under the Deferred Compensation Plan after retirement (with the minimum age for early retirement being 55 with ten years of service) in one of four pre-elected payment options, one lump-sum payment or a stream of five, ten or 15 annual payments. Limited withdrawals prior to retirement are permitted in accordance with the terms of the Deferred Compensation Plan. The Deferred Compensation Plan also provides additional death benefits in the event of death prior to retirement.

  Roeder Employment Agreement. See "Compensation Committee Interlocks and Insider Participation--Certain Transactions Relating to Mr. Roeder."

  Lynch Employment Agreement. The Company and Mr. Lynch are parties to an employment agreement (the "1997 Lynch Agreement") pursuant to which Mr. Lynch has agreed to serve as Executive Vice President and Chief Financial Officer of the Company through March 31, 2000. In September 1999, the Company and
Mr. Lynch entered into an agreement to extend Mr. Lynch's employment to January 3, 2003. Under the terms of the extension to Mr. Lynch's employment agreement, the minimum standard benefit payable to Mr. Lynch under the Company's Supplemental Executive Retirement Plan shall be no less than $175,000. Effective on March 15, 1999, Mr. Lynch's base salary was established at $288,400 per year subject to periodic adjustment pursuant to his Employment Agreement and consistent with historical Company practice and the Company's treatment of other executive officers.

  Mr. Lynch's base salary shall be determined from time to time by the Board, but shall not be less than $288,400 per year. Once increased, the base salary shall not be decreased. Mr. Lynch has the opportunity to earn an annual cash bonus with a minimum target annual bonus of at least 60% of his annual base salary. Mr. Lynch also has the opportunity to earn long-term incentive awards and participate in all Company qualified retirement plans, group term life insurance, comprehensive health and major medical insurance, short and long-term disability and all other benefits and perquisites to which other executives and employees of the Company are eligible to receive. The Company will provide Mr. Lynch and his surviving spouse full retiree medical insurance for the remainder of their respective lives in the event of Mr. Lynch's termination of employment due to death, retirement, disability, involuntary termination without cause, termination by the executive for good reason.
Mr. Lynch is entitled to a minimum of five weeks paid vacation per year.

  In the event the 1997 Lynch Agreement is terminated due to Mr. Lynch's retirement, death or disability, Mr. Lynch is entitled to receive his base salary through the date of termination plus all other amounts in which he is vested or otherwise entitled under the Company's retirement and employee benefit plans, including retiree medical insurance coverage as described above. "Disability" under the 1997 Lynch Agreement is described as inability to perform duties due to illness or mental infirmity for a period of more than 90 days in the aggregate during any 12 consecutive month period. In the event the 1997 Lynch Agreement is terminated by Mr. Lynch, the Company shall pay to Mr. Lynch his full base salary through the effective date of termination and a prorata bonus payment based upon the level of achievement of preestablished performance goals through the effective date of termination plus all other benefits to which he has a vested right at that time.

  At all times prior to six months before the effective date of a Change in Control (as defined in the 1997 Lynch Agreement) or at any time more than two years after a Change in Control, the Company may terminate the 1997 Lynch Agreement at any time for reasons other than death, disability, retirement or for cause. Upon the effective date of such a termination, the Company shall continue to pay Mr. Lynch in equal monthly installments the greater of (i) his base salary then in effect and bonus, equal to the average bonuses paid in the prior three years plus an additional sum not to exceed $150,000 depending on the date of such termination, for the extended term of the 1997 Lynch Agreement, together with any continuation of health and welfare benefits for the remaining term, or (ii) two full years' base salary and bonus, equal to the average of bonuses paid in the prior three years, plus a two-year continuation of health and welfare benefits, and, in all cases, all other benefits to which Mr. Lynch has a vested right at the time of termination.

  If the Company terminates the 1997 Lynch Agreement for cause, the Company shall pay Mr. Lynch his base salary through the effective date of termination. All other rights and benefits other than vested benefits to which Mr. Lynch would otherwise have been entitled under the 1997 Lynch Agreement shall be forfeited. If Mr. Lynch terminates the 1997 Lynch Agreement at any time prior to six calendar months prior to a Change in Control, Mr. Lynch shall be entitled to receive the same payments and benefits as if he had been involuntarily terminated by the Company without cause as discussed above. If Mr. Lynch terminates the 1997 Lynch Agreement for good reason within a period commencing six months before a Change in Control and ending 24 months after a Change in Control or the Company terminates Mr. Lynch's employment within such period for a reason other than cause, death, disability or retirement, Mr. Lynch shall be entitled to the payments and benefits described below. For purposes of the 1997 Lynch Agreement, the term "Change in Control" means, generally, either (i) a change in the beneficial ownership of 35% or more of the Company's voting power, (ii) during any two consecutive year period there is a change in those persons constituting a majority of the Board at the beginning of such period, or (iii) a plan of complete liquidation, an agreement for the sale of substantially all the Company's assets or a merger, consolidation or reorganization of the Company involving another corporation (other than a merger, consolidation or reorganization where current stockholders obtain at least 65% of the voting power of the Company (or surviving entity)). In the event of a termination in connection with a Change in Control during the period described above, the Company shall provide to Mr. Lynch the following: (i) an amount equal to three times Mr. Lynch's highest base salary, (ii) an amount equal to three times his average annual bonus earned over the three fiscal years prior to the change in control (whether or not deferred) plus an additional amount not to exceed $150,000 depending on the date of such termination, (iii) an amount equal to Mr. Lynch's unpaid base salary and accrued vacation pay, (iv) an amount equal to Mr. Lynch's unpaid targeted annual bonus, established for the plan year in which the effective date of his termination occurs, adjusted for the Company's performance through the date of termination, prorated, (v) the continuation of the welfare benefits in effect for three full years after the effective date of termination, (vi) a lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by Mr. Lynch under the terms of any and all supplemental retirement plans in which he participates, (vii) a lump-sum cash payment of the entire balance of Mr. Lynch's deferred amount under the Company's non-qualified deferred compensation plans, with interest, and (viii) a lump-sum cash payment of all amounts owed to Mr. Lynch under the deferred compensation plans, with upward adjustments for deemed future service. In the event any of the payments in connection with a Change in Control cause an excise tax to be imposed on Mr. Lynch under Section 4999 of the Code, the Company shall pay Mr. Lynch in cash an additional amount such that the net amount retained by Mr. Lynch after deduction for any excise tax and any income tax and excise tax upon tax payments made by the Company, shall be equal to the amount Mr. Lynch would have retained had no such excise tax been imposed.

  The 1997 Lynch Agreement also contains Mr. Lynch's covenant not to compete with the Company during the term and for the longer of twelve months following the expiration of the 1997 Lynch Agreement or any period during which the amounts are paid under the 1997 Lynch Agreement, and a covenant, for a period of 24 months following the expiration of the 1997 Lynch Agreement, not to attempt to induce other employees of the Company to terminate employment with the Company or to interfere in a similar manner with the business of the Company. The Company and Mr. Lynch are also parties to two deferred compensation agreements, whereby the Company agrees, among other things, during the term of Mr. Lynch's employment, to defer an annual amount equal to an aggregate of 10% of the annual compensation paid or payable to him by the Company (subject to adjustment in the event of increases in the Consumer Price Index) and to pay a final additional contribution (as described in such agreement). Payment of amounts due under the deferred compensation agreement are subject to forfeiture in the event that Mr. Lynch's employment is terminated by the Company for cause.

  Emmons Employment Agreement. The Company and Mr. Emmons are parties to an employment agreement, as amended (the "Emmons Employment Agreement") pursuant to which Mr. Emmons originally agreed to serve as the Chairman of the Board and Chief Executive Officer of the Company through December 31, 1993. The Emmons Employment Agreement also provides, among other things, that Mr. Emmons will serve as a consultant to the Company for a period of ten years commencing on January 1, 1994 for an annual consulting fee of $400,000, as adjusted by the consumer price index as provided in such agreement. The consulting arrangement includes a covenant not to compete pursuant to which Mr. Emmons has agreed that during such ten-year period he will not engage actively in any business with or be employed by any person or business that competes in any material respect with the business of the Company. The Employment Agreement also allows Mr. Emmons to participate in all plans or programs sponsored by the Company for any of its employees. The consulting arrangement is not affected by Mr. Emmons' retirement in 1999 as Chairman and Chief Executive Officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock timely file initial reports of ownership of the Company's Common Stock and other equity securities and reports of changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company has instituted procedures to receive and review such insider reports. After a review of such insider reports, the Company believes that all required reports have been timely filed with the exception of two reports which the Company filed inadvertently late, one regarding a transaction by Mr. Crull and the other reporting for Ms. Morley a grant of options.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth information regarding the ownership of the Company's Common Stock as of March 31, 2000 by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer and former executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company and its subsidiaries as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                           Number of
                                                             Shares
                                                          Beneficially Percent
   Name                                                      Owned     of Class
   ----                                                   ------------ --------
   Casino Guichard-Perrachon S.A.(1).....................  17,285,360    59.3%
   Baron Capital Group, Inc.(2)..........................   6,178,192    21.2%
   Robert J. Emmons(3)...................................   1,002,258     3.4%
   Martin A. Lynch(5)....................................     216,826       *
   Ross E. Roeder(4)(5)..................................     182,673       *
   Dennis L. Chiavelli (5)(6)............................     141,086       *
   Suzanne Mullins (5)...................................      78,581       *
   Donald G. Alvarado (5)................................      57,381       *
   Timm F. Crull(5)(6)...................................      37,504       *
   David J. McLaughlin (4)(5)............................      37,449       *
   James S. Gold(5)......................................      34,050       *
   Thomas G. Plaskett(5).................................      32,938       *
   Pierre B. Bouchut(5)..................................      25,938       *
   Christian P. Couvreux(5)..............................      11,082       *
   Antoine Guichard(5)...................................       3,522       *
   Etienne Snollaerts(5).................................       1,917       *
   Joel-Andre Ornstein...................................       2,000       *
   All directors and executive officers as a group ( 19
    persons).............................................     899,342     3.1%

--------
 *Less than 1%.

(1) Casino Guichard-Perrachon S.A. ("Casino France"), as the owner of approximately 99% of the capital stock of Casino USA, may be deemed to beneficially own such shares. The address of Casino USA is 600 Citadel Drive, Commerce, California 90040, and the address of Casino France is 24, rue de la Montat, 42008 St.-Etienne Cedex 2, France. Rallye, a publicly traded French joint stock corporation, holds more than 50% of the voting interest in Casino France. Mr. Jean-Charles Naouri, through intermediary companies, indirectly controls more than 50% of the voting interest in Rallye. This note (1) is based on Amendment No. 4 to Schedule 13D ("Amendment No. 4") filed by Casino USA on February 7, 2000 and prior reports, and on information provided to the Company by Casino France.

(2) All information with respect to Baron Capital Group, Inc. ("BCG"), a holding company controlled by Ronald Baron, is based solely on Amendment No. 12 to Schedule 13D dated February 4, 2000, filed by BCG. Mr. Baron has sole voting and dispositive power over 19,300 shares held by him personally (or approximately .06% of the outstanding shares) and shared voting and dispositive power over 6,178,192 shares (or 21.2% of the outstanding shares). Of the 6,178,192 shares, 3,623,220 shares are held for the account of BAMCO, Inc. ("BAMCO"), a registered investment advisor controlled by Mr. Baron, and of this amount 2,900,000 are held for the account of Baron Asset Fund ("BAF"), a registered investment company advised by BAMCO, Inc., and 2,554,972 shares are held for the accounts of investment advisory clients of Baron Capital Management, Inc. ("BCM"), a registered investment company controlled by Mr. Baron. The address for BCG, BAMCO, BAF and BCM is 767 Fifth Avenue, 24th Floor, New York, New York 10153.

(3) Includes 10,000 shares held by the Institute for Management and Marketing Studies Trust of which Mr. Emmons is a beneficiary, 792,258 shares held by the Robert & Christine Emmons Family Trust, of which Mr. Emmons is the trustee and a beneficiary, and options to purchase 200,000 shares which Mr. Emmons is entitled to exercise under the Equity Compensation Plan.

(4) Includes shares held in profit sharing or IRA accounts for the benefit of the named individual or members of his immediate family.

(5) Includes shares which such persons have the right to acquire within 60 days pursuant to the exercise of outstanding stock options. These stock options include 200,000 options attributable to Mr. Emmons; 174,167 options attributable to Mr. Lynch; 94,167 options attributable to Mr. Roeder; 90,467 options attributable to Mr. Chiavelli; 65,168 options attributable to Ms. Mullins; 42,668 options attributable to Mr. Alvarado; 22,500 shares each attributable to Messrs. Bouchut, Crull, Gold, and Plaskett; 17,500 options attributable to Mr. McLaughlin; and 7,500 options attributable to Mr. Couvreux.

(6) Includes shares held in family trust.

                             SELECTION OF AUDITORS

  The Board of Directors of the Company has appointed Arthur Andersen LLP, independent public accountants, as auditors of the Company for the year ending December 31, 2000, and has further directed that management submit the selection of auditors for ratification by the stockholders at the Annual Meeting. If the selection is not ratified, the Board will select other independent accountants. Arthur Andersen LLP has audited the Company's financial statements for the past fourteen years. This firm will have a representative at the Annual Meeting, who will have an opportunity to make a statement and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY'S YEAR ENDING DECEMBER 31, 2000.

                                 ANNUAL REPORT

  The Company's Annual Report to Stockholders for fiscal year 1999 is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, FOR THE YEAR ENDED JANUARY 2, 2000 (EXCLUSIVE OF EXHIBITS THERETO), FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST OF ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK ON MARCH 31, 2000. ANY SUCH REQUEST SHALL BE IN WRITING AND ADDRESSED TO THE SECRETARY OF THE COMPANY, 600 CITADEL DRIVE, COMMERCE, CALIFORNIA 90040, TELEPHONE NUMBER (323) 869-7500.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form.

  A proposal by a stockholder intended to be presented at the 2001 Annual Meeting must be received by the Company at its principal executive offices by December 15, 2000, to be included in the Proxy Statement for that Meeting, and all other conditions for such inclusion must be satisfied.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matter in their discretion.

                            SOLICITATION OF PROXIES

  The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive any compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Donald G. Alvarado
                                          Secretary

April 10, 2000

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND THE FOLLOWING PROPOSALS.

                                                               Please mark
                                                                your votes  [X]
                                                                like this

                                              FOR           WITHHOLD AUTHORITY
                                      all nominees listed     to vote for all
                                        below (except as      nominees listed
1. Election of Directors                indicated below)            below
   Nominees: Christian P. Couvreux,          [_]                     [_]
   James S. Gold and Antoine Guichard

(INSTRUCTION: To withhold authority to vote for any individual, cross his name out above.)

2. Proposal to ratify the selection of      FOR     AGAINST     ABSTAIN
   Arthur Andersen LLP, as the Company's    [_]       [_]         [_]
   Auditors:


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND, IF NO DIRECTIONS ARE GIVEN, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND ALL OF THE PROPOSALS.

Signature _______________________________   Date _________________________,2000

Signature _______________________________   Date _________________________,2000

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, set forth your full title. When shares are held in more than one name, both parties should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

                          [LOGO OF SMART & FINAL(R)]

-------------------------------------------------------------------------------

PROXY                         SMART & FINAL INC.                          PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Martin A. Lynch and Donald G. Alvarado, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned and vote as directed on the reverse hereof all shares of Common Stock, $.01 par value per share, of Smart & Final Inc. (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 17, 2000, or any adjournment thereof, and in their discretion upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

                          (Continued on reverse side)


-------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

                               Admission Ticket

                          [LOGO OF SMART & FINAL(R)]

                      2000 Annual Meeting of Stockholders

                            Wednesday, May 17, 2000
                                   10:00 AM

                     Smart & Final Corporate Headquarters
                               600 Citadel Drive
                      City of Commerce, California 90040

PLEASE ADMIT                                                   Non-Transferable